Exhibit 1.1

EXECUTION VERSION

MB FINANCIAL BANK, NATIONAL ASSOCIATION

$175,000,000

4.00% Fixed-to-Floating Rate Subordinated Notes due 2027

PURCHASE AGREEMENT

November 14, 2017

Sandler O’Neill & Partners, L.P.

1251 Avenue of the Americas, 6th Floor

New York, New York 10020

Ladies and Gentlemen:

MB Financial Bank, National Association (the “Company”), confirms its agreement with Sandler O’Neill & Partners, L.P. (the “Representative”), on behalf of the initial purchasers listed on Schedule A (together, the “Initial Purchasers”) to this agreement (this “Agreement”), subject to the terms and conditions stated herein, with respect to the issuance and sale by the Company and the purchase by the Initial Purchasers, acting severally and not jointly, of $175,000,000 in aggregate principal amount of the Company’s 4.00% Fixed-to-Floating Rate Subordinated Notes due 2027 (the “Securities”). If there is only one person, firm or corporation named in Schedule A hereto, the term “Initial Purchasers” as used herein shall mean that person, firm or corporation. All obligations of the Initial Purchasers hereunder are several and not joint. Unless otherwise stated, any action under or in respect of this Agreement taken by the Representative will be binding upon all the Initial Purchasers. The Securities are to be issued pursuant to a paying agency agreement to be dated November 16, 2017 (the “Paying Agency Agreement”) between the Company and U.S. Bank National Association, as paying agent, calculation agent, DTC custodian and note registrar (the “Paying Agent”).

The Company understands that the Initial Purchasers propose to make an offering of the Securities on the terms and in the manner set forth herein and in the Offering Circular (as defined below) and agrees that the Initial Purchasers may resell, subject to the conditions set forth herein, all or a portion of the Securities to purchasers (the “Subsequent Purchasers”) at any time after the date of this Agreement. The Securities are to be offered and sold through the Initial Purchasers without being registered under the Securities Act of 1933, as amended (the “1933 Act”), in reliance upon exemptions therefrom. Securities issued in book-entry form shall be issued to Cede & Co. as nominee of The Depository Trust Company (“DTC’) pursuant to a blanket issuer letter of representations between the Company and DTC.

The Company has prepared and delivered to the Initial Purchasers copies of a preliminary offering circular dated November 13, 2017 (the “Preliminary Offering Circular”) and has prepared and will deliver to the Initial Purchasers, as soon as practicable, but not later than November 16, 2017, copies of a final offering circular dated November 14, 2017 (the “Final Offering Circular”), each for use by the Initial Purchasers in connection with its solicitation of purchases of, or offering of, the Securities. “Offering Circular” means, with respect to any date or time referred to in this Agreement, the most recent offering circular (whether the Preliminary Offering Circular or the Final Offering Circular, or any amendment or supplement to either such document), including exhibits thereto, which has been prepared and delivered by the Company to the Initial Purchasers in connection with its solicitation of purchases of, or offering of, the Securities, and includes the periodic and other reports and other documents that are incorporated by reference in the Offering Circular, as set forth therein under the caption “Incorporation of certain documents by reference” (collectively, the “Incorporated Documents”). References herein to the “Offering Circular” shall be deemed to include the Incorporated Documents unless otherwise specifically provided.

The Company will not use any written communications regarding the offering of the Securities other than the Offering Circular and the General Disclosure Package without the prior written approval of the Representative.

All references in this Agreement to financial statements and schedules and other information which is “contained,” “included” or “stated” in the Offering Circular, the Preliminary Offering Circular, the Final Offering Circular or the General Disclosure Package (as defined herein) (or other references of like import) shall be deemed to mean and include all such financial statements and schedules and other information which is incorporated by reference in the Offering Circular, the Preliminary Offering Circular, the Final Offering Circular or the General Disclosure Package, as the case may be, prior to the execution of this Agreement; and all references in this Agreement to amendments or supplements to the Offering Circular, the Preliminary Offering Circular, the Final Offering Circular or the General Disclosure Package shall be deemed to include any document filed under the Securities Exchange Act of 1934, as amended (the “1934 Act”) and the rules and regulations promulgated thereunder (the “1934 Act Regulations”), which is incorporated by reference in the Offering Circular, the Preliminary Offering Circular, the Final Offering Circular or the General Disclosure Package, as the case may be, after the execution of this Agreement.

SECTION 1.                            Representations and Warranties.

(a)                                 Representations and Warranties by the Company.  The Company represents and warrants to each Initial Purchaser at the date hereof, the Applicable Time, and the Closing Time (as defined below) and agrees with each Initial Purchaser, as follows:

(i)                                     Accurate Disclosure.  The Offering Circular does not, and at the Closing Time will not, include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation, warranty and agreement shall not apply to statements in or omissions from the Offering Circular made in reliance upon and in conformity with the Initial Purchaser Information (as defined herein).

The final term sheet in the form set forth on Schedule C hereto, reflecting the final terms of the Securities (the “Final Term Sheet”); any other Company offering material that is intended for general distribution to prospective investors, as evidenced by its being specified in Schedule  B hereto (an “Additional Company Offering Document”) issued at or prior to the Applicable Time (as defined below) and the Preliminary Offering Circular, considered together (collectively, the “General Disclosure Package”), as of the Applicable Time did not, and as of the Closing Time will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. “Applicable Time” means 5:14 p.m. (Eastern Time) on November 14, 2017; provided, however, that this representation, warranty and agreement shall not apply to statements in or omissions from the Offering Circular and the General Disclosure Package made in reliance upon and in conformity with the written information furnished to the Company by the Initial Purchasers or by counsel or any other representative of an Initial Purchaser expressly for use in the Offering Circular (or any amendment or supplement thereto), it being understood and agreed that the only such information furnished by the Initial Purchasers consists solely of the first paragraph under the heading “Commissions and Discounts” and the first paragraph and the second sentence of the second paragraph under the heading “Price Stabilization, Short Positions and Penalty Bids” in each case appearing in the Offering Circular in the section entitled “PLAN OF DISTRIBUTION” (the “Initial Purchaser Information”).

Each Additional Company Offering Document, as of its issue date and at all subsequent times through the completion of the public offer and sale of the Securities or until any earlier date that the Company notified or notifies the Initial Purchasers, did not, does not and will not include any information that conflicted, conflicts or will conflict in any material respects with the information contained in the Offering Circular, the Preliminary Offering Circular, the Final Offering Circular or the Final Term Sheet, including any document incorporated by reference therein that has not been superseded or modified, or when taken together with the Offering Circular, the Preliminary Offering Circular, the Final Offering Circular or the Final Term Sheet did not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with any Initial Purchaser Information. If at any time following issuance of an Additional Company Offering Document there occurred or occurs an event or development as a result of which such Additional Company Offering Document conflicted or would conflict with the information then contained in the Offering Circular or as a result of which such Additional Company Offering Document, if republished immediately following such event or development, would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (i) the Company has notified or will promptly notify the Initial Purchasers and (ii) the Company has amended or will promptly amend or supplement such Additional Company Offering Document to eliminate or correct such conflict, untrue statement or omission.

The documents incorporated or deemed to be incorporated by reference in the Preliminary Offering Circular, the Final Offering Circular or the General Disclosure Package, when they became effective or at the time they were or hereafter are filed with the Commission or the Federal Financial Institutions Examination Council, when read together with the other information in the Preliminary Offering Circular, the Final Offering Circular or the General Disclosure Package, as the case may be, did not, does not and will not include an untrue statement of a material fact or omit to state a material fact or necessary to make the statements therein not misleading and complied and will comply as to form in all material respects with the requirements of the 1934 Act and the 1934 Act Regulations or the Federal Financial Institutions Examination Council, as applicable.

(ii)                                  Independent Accountants.  The accountants who certified the financial statements and supporting schedules of MB Financial, Inc. (“MBFI”) included in MBFI’s Annual Report on Form 10-K for the year ended December 31, 2016 and incorporated by reference in the Offering Circular are independent public accountants as required by the 1933 Act, the 1933 Act Regulations, the 1934 Act, the 1934 Act Regulations and the Public Accounting Oversight Board.

(iii)                               Financial Statements; Non-GAAP Financial Measures.  The consolidated financial statements of MBFI  including the related schedules and notes, included in the Incorporated Documents (the “Financial Statements”) present fairly, in all material respects, the financial position of MBFI and its consolidated subsidiaries at the dates indicated and the statement of operations, stockholders’ equity and cash flows of MBFI and its consolidated subsidiaries, for the periods specified; said financial statements have been prepared in conformity with  U.S. generally accepted accounting principles (“GAAP”), applied on a consistent basis throughout the periods involved (except for footnote disclosure that has been condensed or omitted pursuant to the rules of the Commission in MBFI’s quarterly reports). The supporting schedules, if any, present fairly, in accordance with GAAP the information required to be stated therein.  The selected financial data and the summary financial information included or incorporated by reference in the Offering Circular and the General Disclosure Package present fairly, in all material respects, the information shown therein and have been compiled on a basis consistent with that of the audited financial statements included therein.  The pro forma information included or incorporated by reference in the Offering Circular and the General Disclosure Package present fairly, in all material respects, the information shown therein and have been properly compiled on the bases described therein, and the assumptions used in the preparation thereof are reasonable and the adjustments used therein are appropriate to give effect to the transactions and circumstances referred to therein.  Except as included therein, no historical or pro forma financial statements or supporting schedules are required to be included in the Offering Circular. All disclosures contained in the Offering Circular or the General Disclosure Package, if any, regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the Commission) comply with Regulation G under the 1934 Act and Item 10 of Regulation S-K under the 1933 Act, to the extent applicable.

(iv)                              Incorporated Documents.  Each of the documents incorporated by reference into the Offering Circular that was filed by the Company with the Office of the Comptroller of the Currency (the “OCC”) (the “Call Reports”) was or will be, as applicable, prepared in all material respects in accordance with the regulatory instructions applicable to such documents issued by the Federal Financial Institutions Examination Council (the “FFIEC”).  The financial data contained in the Call Reports has been prepared in conformity with the regulatory accounting principles and instructions of the FFIEC, consistently applied throughout the periods involved, and fairly presents, in all material respects, the financial condition and results of operations of the Company and its subsidiaries on a consolidated basis at the dates and for the periods presented.  None of the Call Reports, as of their respective date of filing with the OCC, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(v)                                 No Material Adverse Change.  Except as described in the Offering Circular and the General Disclosure Package, since the respective dates as of which information is given in the Offering Circular and the General Disclosure Package, (A) there has been no material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business (a “Material Adverse Change”), (B) there have been no transactions entered into by the Company or any of its subsidiaries, other than those in the ordinary course of business, which are material with respect to the Company and its subsidiaries considered as one enterprise, and (C) except for regular dividends to MBFI that are consistent with past practice, there has been no dividend or distribution of any kind declared, paid or made by the Company on any class or series of its capital stock.

(vi)                              Good Standing of the Company.  The Company has been duly organized and is validly existing as a national banking association and has all requisite power and authority to own, lease and operate its properties and conduct its business as described in the Offering

Circular and General Disclosure Package and to enter into and perform its obligations under, and to consummate the transactions contemplated in, the Operative Documents (as defined herein).  The Company is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not, singly or in the aggregate, result in a material adverse effect (A) in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, or (B) on the ability of the Company to enter into and perform its obligations under, or consummate the transactions contemplated in, the Operative Documents (a “Material Adverse Effect”).  The Company has furnished to the Representative complete and correct copies of the Charter and By-Laws and all amendments thereto, and no change thereto is contemplated or has been authorized or approved by the Company or its stockholders.

(vii)                           Significant Subsidiaries.  The Company has no  “significant subsidiaries” (as the term “significant subsidiary” is defined in and calculated in accordance with Rule 1-02 of Regulation S-X). .

(viii)                        Insured Depository Institution.  The Company is an insured depository institution under the provisions of the Federal Deposit Insurance Act and the deposit accounts of the Company are insured up to the applicable limits by the Federal Deposit Insurance Corporation (“‘FDIC”) and no proceedings for the termination or revocation of such insurance are pending or, to the knowledge of the Company, threatened.

(ix)                              Capitalization.  The authorized, issued and outstanding shares of capital stock of the Company are as set forth in the Offering Circular and the General Disclosure Package under the caption “Capitalization” (except for subsequent issuances, if any, pursuant to this Agreement, pursuant to reservations, agreements or employee benefit plans referred to in the Offering Circular and the General Disclosure Package or pursuant to the exercise of convertible securities or options referred to in the Offering Circular and the General Disclosure Package).  The outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable.  None of the outstanding shares of capital stock of the Company were issued in violation of the preemptive or other similar rights of any securityholder of the Company or any other entity.  The outstanding capital stock of the Company and the rights set forth in the instruments defining the same conform in all material respects to all statements relating thereto contained in the Offering Circular and the General Disclosure Package.

(x)                                 Authorization of Agreement.  This Agreement has been duly authorized, executed and delivered by the Company.

(xi)                              Authorization of the Paying Agency Agreement. The Paying Agency Agreement has been duly authorized by the Company and, when duly executed and delivered by the Company and the Paying Agent, will constitute a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, except as may be limited by (x) the application of bankruptcy, insolvency, moratorium, reorganization, receivership, conservatorship or other similar laws relating to or affecting the enforcement of creditors of depository institutions the accounts of which are insured by the FDIC or of creditors’ rights generally, or (y) general equity principles, regardless of whether such enforceability is considered in a proceeding in equity or at law, (collectively, the “Bankruptcy and Equity Exception”).

(xii)                           Authorization and Description of Securities.  The Securities have been duly and validly authorized and, when delivered to and paid for by the Initial Purchasers, will have been duly executed by the Company in accordance with the provisions of the Paying Agency Agreement.  The Securities, when authenticated, issued and delivered in the manner provided for in the Paying Agency Agreement and delivered against payment of the purchase price for the Securities as provided in this Agreement, will constitute a valid and legally binding agreement of the Company, except as such enforceability may be limited by the Bankruptcy and Equity Exception. The issuance of the Securities is not subject to the preemptive or other similar rights of any securityholder of the Company or other entity.

(xiii)                        Conformation of Securities and Paying Agency Agreement. The Securities and the Paying Agency Agreement conform in all material respects to the respective statements relating thereto contained in the Offering Circular and the General Disclosure Package and the Paying Agency Agreement will be in substantially the form attached hereto as Exhibit A.

(xiv)                       Absence of Violations, Defaults and Conflicts.  Neither the Company nor any of its subsidiaries is (A) in violation of its charter, by-laws or similar organizational document, (B) in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which it or any of them may be bound or to which any of the properties, assets or operations of the Company or any of its subsidiaries is subject (collectively, “Agreements and Instruments”), except for such defaults that would not, singly or in the aggregate, result in a Material Adverse Effect, or (C) in violation of any law, statute, rule, regulation, judgment, order, writ or decree (including, without limitation, all regulations and orders of, or agreements with, the Board of Governors of the Federal Reserve Board (“FRB”), the OCC, the Consumer Financial Protection Bureau (the “CFPB”) and the FDIC, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, all other applicable fair lending laws or other laws relating to discrimination and the Bank Secrecy Act and Title III of the USA Patriot Act), of any arbitrator, court, governmental body, regulatory body, administrative agency or other authority, body or agency having jurisdiction over the Company or any of its subsidiaries or any of their respective properties, assets or operations (each, a “Governmental Entity”), except for such violations that would not, singly or in the aggregate, result in a Material Adverse Effect.  The execution and delivery of and performance under this Agreement, the Paying Agency Agreement and the Securities (collectively the “Operative Documents”) and the consummation of the transactions contemplated therein and in the Offering Circular and the General Disclosure Package (including the issuance and sale of the Securities and the use of the proceeds from the sale of the Securities as described therein under the caption “Use of Proceeds”) and compliance by the Company with its obligations under the Operative Documents have been duly authorized by all requisite action and do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default or Repayment Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any properties, assets or operations of the Company or any of its subsidiaries pursuant to, the Agreements and Instruments (except for such conflicts, breaches, defaults or Repayment Events or liens, charges or encumbrances that would not, singly or in the aggregate, result in a Material Adverse Effect), nor will such action result in any violation of the provisions of the charter, by-laws or similar organizational document of the Company or any of its subsidiaries or any law, statute, rule, regulation, judgment, order, writ or decree of any Governmental Entity.  As used herein, a “Repayment Event” means any event or condition which gives the holder of any note, debenture or other financing instrument (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of the related financing by the Company or any of its subsidiaries.

(xv)                          Absence of Labor Dispute.  No labor dispute with the employees of the Company or any of its subsidiaries exists or, to the knowledge of the Company, is imminent, and the Company is not aware of any existing or imminent labor disturbance by the employees of any of its or any subsidiary’s principal suppliers, manufacturers, customers or contractors, which in either case would, singly or in the aggregate, result in a Material Adverse Effect.

(xvi)                       Absence of Proceedings.  Except as described in the Offering Circular and General Disclosure Package, there is no action, suit, proceeding, inquiry or investigation before or brought by any Governmental Entity now pending, or, to the knowledge of the Company, threatened, against or affecting the Company or any of its subsidiaries, which could reasonably be expected, singly or in the aggregate, to result in a Material Adverse Effect, or that could reasonably be expected to materially and adversely affect their respective properties, assets or operations, or the consummation of the transactions contemplated in the Operative Documents or the performance by the Company of its obligations thereunder.  The aggregate of all pending legal or governmental proceedings to which the Company or any of its subsidiaries are a party or of which any of their respective properties, assets or operations are the subject which are not described in the Offering Circular and General Disclosure Package, including ordinary routine litigation incidental to the business, would not, singly or in the aggregate,  reasonably be expected to result in a Material Adverse Effect.

(xvii)                    No MOU or Decrees. Except as disclosed in the Offering Circular or the General Disclosure Package, or as would not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any of its subsidiaries is a party to or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter, supervisory letter or similar submission to, any federal, state, local or foreign governmental agency or authority charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits (including, without limitation, the FRB, the OCC and the FDIC) or the supervision or regulation of it or any of its subsidiaries and neither the Company nor any of its subsidiaries has been advised by any such governmental agency or authority that such governmental agency or authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(xviii)                 Accuracy of Contracts; Filing of Exhibits.  All descriptions in the Offering Circular and General Disclosure Package of contracts and other documents to which the Company or any of its subsidiaries are a party are complete and accurate in all material respects.

(xix)                       Absence of Further Requirements. No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any Governmental Entity is necessary or required for the performance by the Company of its obligations under the Operative Documents, in connection with the offering, issuance or sale of the Securities or the consummation of the transactions contemplated in the Operative Documents, except as may be required under the securities laws of any state or non-U.S. jurisdiction or the rules of Financial Industry Regulatory Authority, Inc. (“FINRA”), the post-closing filing of the Final Offering Circular with the OCC and the post-closing notification filing with the OCC regarding the Securities being treated as tier 2 capital of the Company.

(xx)                          Possession of Licenses and Permits.  The Company and its  subsidiaries possess such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate Governmental Entities necessary to conduct the business now operated by them, except where the failure so to possess would not, singly or in the aggregate, result in a Material Adverse Effect.  The Company and its  subsidiaries are in compliance with the terms and conditions of all Governmental Licenses, except where the failure so to comply would not, singly or in the aggregate, result in a Material Adverse Effect.  All of the Governmental Licenses are valid and in full force and effect, except when the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not, singly or in the aggregate, result in a Material Adverse Effect.  Neither the Company nor any of its  subsidiaries has received any notice of proceedings relating to the revocation or modification of any Governmental Licenses which, if the subject of an unfavorable decision, ruling or finding, could, singly or in the aggregate, result in a Material Adverse Effect.

(xxi)                       Title to Property.  The Company and its subsidiaries have good and marketable title to all real property owned by them and good title to all other properties owned by them, in each case, free and clear of all mortgages, pledges, liens, security interests, claims, restrictions or encumbrances of any kind except such as (A) are described in the Offering Circular and the General Disclosure Package or (B) do not, singly or in the aggregate, materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company or any of its  subsidiaries.  All of the leases and subleases material to the business of the Company and its  subsidiaries, considered as one enterprise, and under which the Company or any of its  subsidiaries holds properties described in the Offering Circular and the General Disclosure Package, are in full force and effect, and neither the Company nor any such subsidiary has any notice of any material claim of any sort that has been asserted by anyone adverse to its rights under any of the leases or subleases mentioned above or affecting or questioning its rights to the continued possession of the leased or subleased premises under any such lease or sublease and that, in any such case, would have a Material Adverse Effect.

(xxii)                    Possession of Intellectual Property.  The Company and its subsidiaries own or possess, or can acquire on reasonable terms, adequate patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, “Intellectual Property”) necessary to carry on the business now operated by them, and neither the Company nor any of its subsidiaries has received any notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interest of the Company or any of its subsidiaries therein, and which infringement or conflict, if the subject of an unfavorable decision, ruling or finding, or invalidity or inadequacy, would, singly or in the aggregate, result in a Material Adverse Effect.

(xxiii)                 Environmental Laws.  Except as described in the Offering Circular and General Disclosure Package or would not, singly or in the aggregate, result in a Material Adverse Effect, (A) neither the Company nor any of its subsidiaries  is in violation of any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products, asbestos-containing materials or mold (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, “Environmental Laws”), (B) the Company and its subsidiaries have all permits, authorizations and approvals required under any applicable Environmental Laws and are each in compliance with their requirements, (C) there are no pending or, to the Company’s knowledge, threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to any Environmental Law against the Company or any of its subsidiaries and (D) there are no events or circumstances that would reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or Governmental Entity, against or affecting the Company or any of its subsidiaries relating to Hazardous Materials or any Environmental Laws.

(xxiv)                Accounting Controls and Disclosure Controls.  The Company and its subsidiaries maintain with MBFI effective internal control over financial reporting (as defined under Rule 13a-15 and 15d-15 of the 1934 Act Regulations) and a system of internal accounting controls sufficient to provide reasonable assurances that: (A) transactions are executed in accordance with management’s general or specific authorization; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  Except as described in the Offering Circular and General Disclosure Package, since the end of the Company’s most recent audited fiscal year, there has been (1) no material weakness in the Company’s internal control over financial reporting (whether or not remediated) and (2) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting. The Company and its subsidiaries maintain with MBFI an effective system of disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 of the 1934 Act Regulations) that are designed to ensure  that the information required to be disclosed by MBFI in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms, and is accumulated and communicated to the Company’s management, including its principal executive officer or officers and principal financial officer or officers, as appropriate, to allow timely decisions regarding disclosure.

(xxv)                   Compliance with the Sarbanes-Oxley Act.  There is and has been no failure on the part of the Company or, to the knowledge of the Company, any of the Company’s directors or officers, in their capacities as such, to comply in all material respects with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, including Section 402 related to loans and Sections 302 and 906 related to certifications.

(xxvi)                Payment of Taxes.  All United States federal income tax returns with respect to the Company and its subsidiaries required by law to be filed have been filed and all taxes shown by such returns or otherwise assessed, which are due and payable, have been paid, except assessments against which appeals have been or will be promptly taken and as to which adequate reserves have been provided. The United States federal income tax returns with respect to the Company and its subsidiaries through the fiscal year ended December 31, 2016 have been settled and no assessment in connection therewith has been made against the Company or any of its subsidiaries. The Company and its subsidiaries have filed all other tax returns that are required to have been filed by or with respect to them pursuant to applicable federal, foreign, state, local or other law except insofar as the failure to file such returns would not, singly or in the aggregate, result in a Material Adverse Effect, and has paid all taxes due pursuant to such returns or pursuant to any assessment received by the Company or any of its subsidiaries, except for such taxes, if any, as are being contested in good faith and as to which adequate reserves have been established by the Company. The charges, accruals and reserves on the books of the Company in respect of any income and corporation tax liability for any years not finally determined are adequate to meet any assessments or re-assessments for additional income tax for any years not finally determined, except to the extent of any inadequacy that would not, singly or in the aggregate, result in a Material Adverse Effect.

(xxvii)             Insurance.  The Company and its subsidiaries carry or are entitled to the benefits of insurance, with insurers of recognized financial responsibility in such amounts and covering such risks as is generally maintained by companies of established repute engaged in the same or similar business, and all such insurance is in full force and effect.  The Company has no reason to believe that it or any of its subsidiaries will not be able (A) to renew its existing insurance coverage as and when such policies expire or (B) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not, singly or in the aggregate, result in a Material Adverse Effect.  Neither the Company nor any of its subsidiaries has been denied any insurance coverage which it has sought or for which it has applied.

(xxviii)          Investment Company Act.  The Company is not required, and upon the issuance and sale of the Securities as herein contemplated and the application of the net proceeds therefrom as described in the Offering Circular and General Disclosure Package will not be required, to register as an “investment company” under the Investment Company Act of 1940, as amended (the “1940 Act”).

(xxix)                Absence of Manipulation.  Neither the Company nor any subsidiary or other affiliate (as defined in Rule 405 under the Act) of the Company has taken, nor will the Company or any such subsidiary or, to the knowledge of the Company, its other affiliates take, directly or indirectly, any action which is designed, or would be expected, to cause or result in, or which constitutes, the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities or to result in a violation of Regulation M under the 1934 Act.

(xxx)                   Foreign Corrupt Practices Act.  None of the Company, any of its subsidiaries or, to the knowledge of the Company, any director, officer, agent, employee, affiliate or other person acting on behalf of the Company or any of its subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of either (i) the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA or (ii) the U.K. Bribery Act  2010 (the “Bribery Act”) and the Company, its subsidiaries and, to the knowledge of the Company, its other affiliates have conducted their businesses in compliance with the FCPA and the Bribery Act and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(xxxi)                Money Laundering Laws.  The operations of the Company and its subsidiaries are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity (collectively, the “Money Laundering Laws”).  To the Company’s knowledge, the Company is not aware of any current non-compliance with any Money Laundering Laws.  No action, suit or proceeding by or before any Governmental Entity involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(xxxii)             OFAC.  None of the Company, any of its subsidiaries or, to the knowledge of the Company, any director, officer, agent, employee, affiliate or other person acting on behalf of the Company or any of its subsidiaries is (A) an individual or entity (“Person”) currently the subject or target of any  sanctions administered or enforced by the United States Government, including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the United Nations Security Council (“UNSC”), the European Union, Her Majesty’s Treasury (“HMT”), or other relevant sanctions authority (collectively, “Sanctions”) or (B) located, organized or resident in a country or territory that is the subject of Sanctions.  The Company will not, directly or indirectly, use the proceeds of the sale of the Securities, or lend, contribute or otherwise make available such proceeds to any subsidiaries, joint venture partners or other Person, to fund any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Initial Purchaser, advisor, investor or otherwise) of Sanctions.

(xxxiii)          Lending and Other Relationships.  Except as disclosed in the Offering Circular and the General Disclosure Package, the Company (A) does not have any material lending or other relationship with any Initial Purchaser or any bank, lending or other affiliate of any Initial Purchaser and (B) does not intend to use any of the proceeds from the sale of the Securities to repay any outstanding debt owed to the Initial Purchaser or any bank, lending or other affiliate of any Initial Purchaser.

(xxxiv)         Statistical and Market-Related Data.  Any statistical and market-related data included in the Offering Circular or the General Disclosure Package are based on or derived from sources that the Company reasonably believes to be reliable and accurate and, to the extent required, the Company has obtained the written consent to the use of such data from such sources.

(b)                                 Officer’s Certificates.  Any certificate signed by any authorized officer of the Company or any of its subsidiaries delivered to the Representative or to counsel for the Initial Purchasers shall be deemed a representation and warranty by the Company to each Initial Purchaser as to the matters covered thereby.

SECTION 2.                            Sale and Delivery to Initial Purchasers; Closing.

(a)                                 Securities.  On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Company agrees to sell to each Initial Purchaser, severally and not jointly, and each Initial Purchaser, severally and not jointly, agrees to purchase from the Company, at the price equal to 99% of the aggregate principal amount of, the Securities as listed on Schedule A, the number of Securities set forth in Schedule A opposite the name of such Initial Purchaser.

(b)                                 Payment.  Payment of the purchase price for, and delivery of certificates for, the Securities shall be made at the offices of McDermott Will & Emery LLP, 444 West Lake Street, Suite 4000, Chicago, IL 60606 or at such other place as shall be agreed upon by the Representatives and the Company, at 10:00 A.M. (New York City time) on November 16, 2017, or such other time not later than ten business days after such date as shall be agreed upon by the Representative and the Company (such time and date of payment and delivery being herein called “Closing Time”).

Payment shall be made to the Company by wire transfer of immediately available funds to a bank account designated by the Company against delivery to the Representative for the respective accounts of the Initial Purchasers of Securities to be purchased by them.  It is understood that each Initial Purchaser has authorized the Representative, for its account, to accept delivery of, receipt for, and make payment of the purchase price for, the Securities, which it has agreed to purchase.  The Representative, individually and not as representative of the Initial Purchasers, may (but shall not be obligated to) make payment of the purchase price for the Securities, to be purchased by any Initial Purchaser whose funds have not been received by the Closing Time, as the case may be, but such payment shall not relieve such Initial Purchaser from its obligations hereunder. The Company shall deliver the Securities through the facilities of DTC unless the Representative shall otherwise instruct.

SECTION 3.                            Covenants of the Company.  The Company covenants with each Initial Purchaser as follows:

(a)                                 Compliance with Requests by Representative.  The Company, as promptly as possible, will furnish to the Representative, without charge, such number of copies of the Preliminary Offering Circular, the Final Offering Circular and any amendments and supplements thereto as the Representative may reasonably request.

(b)                                 Proposals of Amendments or Supplements.  The Company will advise the Representative promptly of any proposal to amend or supplement the Offering Circular and will not effect such amendment or supplement without the consent of the Representative, which consent shall not be unreasonably withheld. Neither the consent of the Representative, nor the Representative’s delivery of any such amendment or supplement, shall constitute a waiver of any of the conditions set forth in Section 5 hereof.

(c)                                  Delivery of Offering Circulars.  Before issuing, making, authorizing or approving any written communications regarding the Securities or the Offering Circular, the Company will furnish to the Representative a copy of such communication for review and will make such changes as the Representative may reasonably request.  The Company, as promptly as possible, will furnish to the Representative, without charge, such number of copies of the Preliminary Offering Circular, the Final Offering Circular and any amendments and supplements thereto as the Representative may reasonably request.

(d)                                 Blue Sky Qualifications.  The Company will use its best efforts, in cooperation with the Initial Purchasers, to qualify the Securities for offering and sale under the applicable securities laws of such states and non-U.S. jurisdictions as the Representative may designate and to maintain such qualifications in effect so long as required to complete the distribution of the Securities; provided, however, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject.

(e)                                  Amendments to Final Offering Circular. Prior to the completion of the placement of the Securities by the Representative, the Company will immediately notify the Representative, and confirm such notice in writing, of (i) any filing made by the Company or its subsidiaries of information relating to the offering of the Securities with any securities exchange or any other regulatory body in the United States, and (ii) any material information, event or circumstance which shall occur as a result of which, in the reasonable opinion of the Company, its counsel, the Representative or counsel to the Initial Purchasers, the Final Offering Circular would include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances then existing, and, in the case of paragraph (e)(ii) above, the Company will forthwith amend or supplement the Final Offering Circular by preparing and furnishing to the Representative an amendment or amendments of, or a supplement or supplements to, the Final Offering Circular (in form and substance satisfactory in the reasonable opinion of counsel for the Representative) so that, as so amended or supplemented, the Final Offering Circular will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing at the time it is delivered to a Subsequent Purchaser, not misleading.

(f)                                   Additional Company Offering Documents. If at any time following issuance of an Additional Company Offering Document there occurred or occurs an event or development as a result of which such Additional Company Offering Document conflicted or would conflict with the information contained in the Offering Circular or included or would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances prevailing at that subsequent time, not misleading, the Company  will promptly notify the Initial Purchasers and  will promptly amend or supplement, at its own expense, such Additional Company Offering Document to eliminate or correct such conflict, untrue statement or omission.

(g)                                  Annual Report. During a period of three years from the date of the Final Offering Circular, the Company will furnish to the holders of the Securities as soon as practicable after the end of each fiscal year an annual report (including balance sheets and statements of income, shareholders’ equity and cash flows of the Company and its consolidated subsidiaries certified by independent public accountants) and, as soon as practicable after the end of each of the first three quarters of each fiscal year (beginning with the fiscal quarter ending after the date of the Offering Circular), consolidated summary financial information of the Company and its subsidiaries for such quarter in reasonable detail; provided that if MBFI files an annual report on Form 10-K or quarterly report on Form 10-Q by means of EDGAR, the Company shall be deemed to have furnished such reports or information to such holders in compliance with the requirements of this section.

(h)                                 Copies of Financial Statements.  During a period of three years from the date of the Offering Circular, the Company will furnish to the Initial Purchasers copies of all reports or other communications (financial or other) furnished to holders of the Securities, and deliver to the Initial Purchasers, as soon as they are available, copies of any reports and financial statements furnished to or filed with the Commission pursuant to the 1934 Act or any national securities exchange on which any class of securities of the Company is listed and (ii) subject to an appropriate confidentiality agreement, such additional information concerning the business and financial condition of the Company as the Initial Purchasers may from time to time reasonably request (such financial statements to be on a consolidated basis to the extent the accounts of the Company and its subsidiaries are consolidated in reports furnished to its shareholders generally or to the Commission); provided that if MBFI files any such reports or other communications of the type contemplated by clauses (i) or (ii) above with the Commission and such report or materials are or will become available on EDGAR, or if the Company files any such reports or other communications of the type contemplated by clauses (i) or (ii) above with the FFIEC or such reports or materials are or will become available on the FFIEC website, the Company shall be deemed to have furnished such report or other communications to the Initial Purchasers in compliance with the requirements of this section.

(i)                                     Use of Proceeds.  The Company will use the net proceeds received by it from the sale of the Securities in the manner specified in the Offering Circular and the General Disclosure Package under “Use of Proceeds.”

(j)                                    Restriction on Sale of Securities.  During a period of 30 days from the date of this Agreement, the Company will not, without the prior written consent of the Representative, (i) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or lend or otherwise transfer or dispose of, the Securities or any securities that are substantially similar to the Securities, whether owned as of the date hereof or hereafter acquired or with respect to which such person has or hereafter acquires the power of disposition, or file, or cause to be filed, any registration statement under the 1933 Act with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Securities or such other securities that are substantially similar to the Securities, whether any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of any Securities or such other securities, in cash or otherwise.  The foregoing sentence shall not apply to the Securities to be sold hereunder.

(k)                                 Final Term Sheet.  The Company will prepare a final term sheet (the “Final Term Sheet”) containing only a description of the final terms of the Securities and their offering, in a form approved by the Initial Purchasers and attached as Schedule C hereto.  The Company will furnish to each Initial Purchaser, without charge, copies of the Final Term Sheet promptly upon its completion.

(l)                                     Stabilization of the Price of Securities. The Company will not take, directly or indirectly, any action designed to or that might be reasonably expected to cause or result in stabilization or manipulation of the price of any securities of the Company, whether to facilitate the sale or resale of the Securities or otherwise, and the Company will, and shall use its commercially reasonable efforts to cause each of its affiliates to, comply with all applicable provisions of Regulation M with respect to any securities of the Company. If the limitations of Rule 102 of Regulation M (“Rule 102”) do not apply with respect to the Securities or any other reference security pursuant to any exception set forth in Section (d) of Rule 102, then promptly upon notice from the Representative (or, if later, at the time stated in the notice), the Company will, and shall use its commercially reasonable efforts to cause each of its affiliates to, comply with Rule 102 as though such exception were not available, but the other provisions of Rule 102 (as interpreted by the Commission) did apply.

(m)                             DTC. The Company will cooperate with the Initial Purchasers and use its best efforts to permit the Securities to be eligible for clearance, settlement and trading through the facilities of DTC.

SECTION 4.                            Payment of Expenses.

(a)                                 Expenses. Except as otherwise agreed by the Company and the Initial Purchasers, the Company will pay or cause to be paid all expenses incident to the performance of its obligations under this Agreement, including (i) the reasonable out-of-pocket expenses incurred by the Initial Purchasers in connection with their engagement in excess of $75,000, including without limitation, outside legal fees and expenses, marketing, syndication and travel expenses, provided that the portion of the outside legal fees and expenses incurred by the Initial Purchasers which the Company must pay or cause to be paid shall not exceed $75,000, (ii) the preparation, printing and delivery to the Initial Purchasers of copies of each Offering Circular and any amendments or supplements thereto and any costs associated with electronic delivery of any of the foregoing by the Initial Purchasers to investors, (iii) the printing or reproducing this Agreement, the Blue Sky survey, closing documents (including any compilations thereof) and any other documents in connection with the offering, purchase, sale and delivery of the Securities; (iv) the cost of obtaining all securities and bank regulatory approvals, including the filing fees incident thereto, (v) the fees and disbursements of the Company’s counsel, accountants and other advisors, (vi) the qualification of the Securities under securities laws in accordance with the provisions of Section 3(d) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Initial Purchasers in connection therewith and in connection with the preparation of the Blue Sky Survey and any supplement thereto, (vii) the fees and expenses of any transfer agent or registrar for the Securities, (viii) the fees and expenses of the Paying Agent, including fees and disbursements of counsel for the Paying Agent in connection with the Paying Agency Agreement and the Securities, (ix) the costs and expenses of the Company relating to investor presentations on any “road show” undertaken in connection with the marketing of the Securities, including, without limitation, expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations, travel and lodging expenses of the representatives and officers of the Company and any such consultants, and the cost of aircraft and other transportation chartered in connection with the road show, (x) the filing fees incident to, and the reasonable fees and disbursements of counsel to the Initial Purchasers in connection with, the review by FINRA, if required, of the terms of the sale of the Securities, (xi) any fees payable in connection with the rating of the Securities by the rating agencies, (xii) the fees and expenses of making the Securities eligible for clearance, settlement and trading through the facilities of DTC, and (xiii) the costs and expenses (including, without limitation, any damages or other amounts payable in connection with legal or contractual liability) associated with the reforming of any contracts for sale of the Securities made by the Initial Purchasers caused by a breach of the representation contained in the second sentence of Section 1(a)(ii).

(b)                                 Termination of Agreement.  If this Agreement is terminated by the Representative in accordance with the provisions of Section 5 or Section 9(a) hereof, the Company shall reimburse the Initial Purchasers for their out-of-pocket expenses, including the reasonable fees and disbursements of counsel for the Initial Purchasers.

SECTION 5.                            Conditions of Initial Purchasers’ Obligations.  The obligations of the several Initial Purchasers hereunder are subject to the accuracy of the representations and warranties of the Company contained herein or in certificates of any authorized officer of the Company or any of its subsidiaries delivered pursuant to the provisions hereof, to the performance by the Company of its covenants and other obligations hereunder, and to the following further conditions:

(a)                                 Opinion of Counsel for Company.  At the Closing Time, the Representatives shall have received the favorable opinion, dated the Closing Time, of Silver, Freedman Taff &Tiernan, LLP counsel for the Company, in form and substance satisfactory to the Representative, together with signed or reproduced copies of such letter for each of the Initial Purchasers, to the effect set forth in Exhibit C hereto.  Such counsel may also state that, insofar as such opinion involves factual matters, they have relied, to the extent they deem proper, upon certificates of officers and other representatives of the Company and its subsidiaries and certificates of public officials.

(b)                                 Opinion of Counsel for Initial Purchasers.  At the Closing Time, the Representatives shall have received the favorable opinion, dated the Closing Time, of McDermott Will & Emery LLP, counsel for the Initial Purchasers with respect to the matters reasonably requested by the Representative.  In giving such opinion, such counsel may rely, as to all matters governed by the laws of jurisdictions other than the law of the State of New York and the federal securities laws of the United States, upon the opinions of counsel satisfactory to the Representative.  Such counsel may also state that, insofar as such opinion involves factual matters, they have relied, to the extent they deem proper, upon certificates of officers and other representatives of the Company and its subsidiaries and certificates of public officials.

(c)                                  Officers’ Certificate.  At the Closing Time, the Representatives shall have received a certificate of the Chief Executive Officer or the President of the Company and of the chief financial or chief accounting officer of the Company, dated the Closing Time, to the effect that (i) there has been no Material Adverse Change, (ii) the representations and warranties of the Company in this Agreement are true and correct with the same force and effect as though expressly made at and as of the Closing Time, (iii) the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to the Closing Time, and (iv) the conditions specified in Section 5(a) hereof have been satisfied.

(d)                                 Accountant’s Comfort Letter.  At the time of the execution of this Agreement, the Representative shall have received from RSM, US LLP a letter, dated such date, in form and substance satisfactory to the Representative, together with signed or reproduced copies of such letter for each of the other Initial Purchasers, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to initial purchasers with respect to the financial statements and certain financial information contained in the Offering Circular and the General Disclosure Package.

(e)                            Bring-down Comfort Letter.  At the Closing Time, the Representative shall have received from RSM, US LLP a letter, dated as of the Closing Time, to the effect that they reaffirm the statements made in the letter furnished pursuant to Section 5(d) hereof, except that the specified date referred to shall be a date not more than three business days prior to the Closing Time.

(f)                             No Objection.  If a filing with FINRA is required, FINRA has confirmed that it has not raised any objection with respect to the fairness and reasonableness of the underwriting terms and arrangements relating to the offering of the Securities.

(g)                            No Important Changes.  Since the execution of this Agreement, (i) in the judgment of the Representative, since the date hereof or the respective dates of which information is given in the Offering Circular or the General Disclosure Package, there shall not have occurred any Material Adverse Change, (ii) there shall not have been any change or decrease specified in the letter or letters referred to in Section 5(h) hereof which is, in the sole judgment of the Representative, so material and adverse as to make it impractical or inadvisable to proceed with the offering or delivery of the Securities and (iii) there shall not have been any decrease in or withdrawal of the rating of any securities of the Company or any of its subsidiaries by any “nationally recognized statistical rating organization” (as defined for purposes of Section 3(a)(62) of the 1934 Act) or any notice given of any intended or potential decrease in or withdrawal of any such rating or of a possible change in any such rating that does not indicate the direction of the possible change.

(h)                           Ratings Letters At the time of execution of this Agreement, the Company shall have delivered to the Representatives letters from Kroll Bond Rating Agency and Egan-Jones Rating Company assigning a rating to the Securities as set forth in the Final Term Sheet.

(i)                               Clearance, Settlement and Trading.  Prior to the Closing Time, the Company, Computershare (or another transfer agent acceptable to the Initial Purchasers) and DTC shall have executed and delivered the Letter of Representations, dated the Closing Time, and the Securities shall be eligible for clearance, settlement and trading through the facilities of DTC.

(j)                                    Additional Documents.  At the Closing Time, counsel for the Initial Purchasers shall have been furnished with such documents and opinions as they may reasonably require for the purpose of enabling them to pass upon the issuance and sale of the Securities as herein contemplated, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, herein contained; and all proceedings taken by the Company in connection with the issuance and sale of the Securities as herein contemplated shall be satisfactory in form and substance to the Representative and counsel for the Initial Purchasers.

(k)                                 Termination of Agreement.  If any condition specified in this Section shall not have been fulfilled when and as required to be fulfilled, this Agreement  may be terminated by the Representative by notice to the Company at any time at or prior to Closing Time, as the case may be, and such  termination shall be without liability of any party to any other party except as provided in Section 4 and except that Sections 1, 6, 7, 8, 14, 15 and 16 shall survive any such termination and remain in full force and effect.

SECTION 6.                            Indemnification.

(a)                                 Indemnification of Initial Purchasers.  The Company agrees to indemnify and hold harmless each Initial Purchaser, its affiliates (as such term is defined in Rule 501(b) of the 1933 Act Regulations (each, an “Affiliate”)), selling agents, partners, officers and directors and each person, if any, who controls any Initial Purchaser within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act as follows:

(i)                                     against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of any untrue statement or alleged untrue statement of a material fact contained in any Offering Circular or the General Disclosure Package, , or any amendment or supplement thereto, or the omission or alleged omission therefrom of a material fact or necessary to make the statements therein not misleading or arising out of any untrue statement or alleged untrue statement of a material fact included in any materials or information provided to investors by, or with the approval of, the Company in connection with the marketing of the offering of the Securities (“Marketing Materials”), including any roadshow or investor presentations made to investors by the Company (whether in person or electronically), or the omission or alleged omission in any Marketing Materials of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(ii)                                  against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any Governmental Entity, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided that (subject to Section 6(d) hereof) any such settlement is effected with the written consent of the Company;

(iii)                               against any and all expense whatsoever, as incurred (including the fees and disbursements of counsel chosen by the Representative), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any Governmental Entity, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under (i) or (ii) above;

provided, however, that this indemnity agreement shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in any Offering Circular, the General Disclosure Package, , or any amendment or supplement thereto in reliance upon and in conformity with the Initial Purchaser Information.

(b)                                 Indemnification of Company, Directors and Officers.  Each Initial Purchaser severally agrees to indemnify and hold harmless the Company, its directors, its officers, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act against any and all loss, liability, claim, damage and expense described in the indemnity contained in Section 6(a) hereof, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the any Offering Circular, the General Disclosure Package, , or any amendment or supplement thereto, in reliance upon and in conformity with the Initial Purchaser Information.

(c)                                  Actions against Parties; Notification.  Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement.  In the case of parties indemnified pursuant to Section 6(a) hereof, counsel to the indemnified parties shall be selected by the Representative, and, in the case of parties indemnified pursuant to Section 6(b) hereof, counsel to the indemnified parties shall be selected by the Company.  An indemnifying party may participate at its own expense in the defense of any such action; provided, however, that counsel to the indemnifying party shall not (except with the prior written consent of the indemnified party) also be counsel to the indemnified party.  In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances.  No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any Governmental Entity, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 6 or Section 7 hereof (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(d)                     Settlement without Consent if Failure to Reimburse.  If at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by Section 6(a)(ii) effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement.

SECTION 7.                            Contribution.  If the indemnification provided for in Section 6 hereof is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and the Initial Purchasers, on the other hand, from the offering of the Securities pursuant to this Agreement or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company, on the one hand, and the Initial

Purchasers, on the other hand, in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

The relative benefits received by the Company, on the one hand, and the Initial Purchasers, on the other hand, in connection with the offering of the Securities pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the Securities pursuant to this Agreement (before deducting expenses) received by the Company, on the one hand, and the total underwriting discount received by the Initial Purchasers, on the other hand, in each case as set forth in the table on the cover of the Final Offering Circular, bear to the initial public offering price  of the Securities as set forth on the Final Offering Circular.

The relative fault of the Company, on the one hand, and the Initial Purchasers, on the other hand, shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or by the Initial Purchasers and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Company and the Initial Purchasers agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation (even if the Initial Purchasers were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 7.  The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section 7 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any Governmental Entity, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.

Notwithstanding the provisions of this Section 7, no Initial Purchaser shall be required to contribute any amount in excess of the underwriting discount received by such Initial Purchaser in connection with the Securities underwritten by it and distributed to the public.

No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

For purposes of this Section 7, each person, if any, who controls an Initial Purchaser within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act and each Initial Purchaser’s Affiliates, partners, officers, directors and selling agents shall have the same rights to contribution as such Initial Purchaser, and each director of the Company, each officer of the Company, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Company.  The Initial Purchasers’ respective obligations to contribute pursuant to this Section 7 are several in proportion to the number of Securities set forth opposite their respective names in Schedule A hereto and not joint.

SECTION 8.                            Representations, Warranties and Agreements to Survive.  All representations, warranties and agreements contained in this Agreement or in certificates of officers of the Company or any of its subsidiaries submitted pursuant hereto shall remain operative and in full force and effect regardless of (i) any investigation made by or on behalf of any Initial Purchaser or its Affiliates, partners, officers, directors and or selling agents, any person controlling any Initial Purchaser or the Company’s officers or directors or any person controlling the Company and (ii) delivery of and payment for the Securities.

SECTION 9.                            Termination of Agreement.

(a)                     Termination.  The Representative may terminate this Agreement, by notice to the Company, at any time at or prior to the Closing Time, (i) if there has been, in the judgment of the Representative, since the time of execution of this Agreement or since the respective dates as of which information is given in the Offering Circular or the General Disclosure Package, any Material Adverse Change, or (ii) if there has occurred any material adverse change in the financial markets in the United States or the international financial markets, any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which is such as to make it, in the judgment of the Representative, impracticable or inadvisable to proceed with the completion of the offering of the Securities or to enforce contracts for the sale of the Securities, or (iii) if trading in any securities of MBFI has been suspended or materially limited by the Commission or the Nasdaq Global Market, or (iv) if trading generally on the New York Stock Exchange or in the Nasdaq Global Market has been suspended or materially limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by any of said exchanges or by order of the Commission, FINRA or any other Governmental Entity, or (v)  if a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States or with respect to Clearstream or Euroclear systems in Europe, or (vi) if a banking moratorium has been declared by either Federal, New York, Illinois or Maryland authorities.

(b)                                 Liabilities.  If this Agreement is terminated pursuant to this Section, such termination shall be without liability of any party to any other party except as provided in Section 4 hereof, and provided further that Sections 1, 6, 7, 8, 14, 15 and 16 shall survive such termination and remain in full force and effect.

SECTION 10.                     Default by One or More of the Initial Purchasers.  If one or more of the Initial Purchasers shall fail at the Closing Time to purchase the Securities which it or they are obligated to purchase under this Agreement (the “Defaulted Securities”), the Representative shall have the right, within 24 hours thereafter, to make arrangements for one or more of the non-defaulting Initial Purchasers, or any other initial purchasers, to purchase all, but not less than all, of the Defaulted Securities in such amounts as may be agreed upon and upon the terms herein set forth; if, however, the Representative shall not have completed such arrangements within such 24-hour period, then:

(i)                                     if the number of Defaulted Securities does not exceed 10% of the number of Securities to be purchased on such date, each of the non-defaulting Initial Purchasers shall be obligated, severally and not jointly, to purchase the full amount thereof in the proportions that their respective underwriting obligations hereunder bear to the underwriting obligations of all non-defaulting Initial Purchasers, or

(ii)                                  if the number of Defaulted Securities exceeds 10% of the number of Securities to be purchased, this Agreement, the obligation of the Initial Purchasers to purchase, and the Company to sell shall terminate without liability on the part of any non-defaulting Initial Purchaser.

No action taken pursuant to this Section shall relieve any defaulting Initial Purchaser from liability in respect of its default.

In the event of any such default which does not result in a termination of this Agreement, either the Representative or the Company shall have the right to postpone Closing Time for a period not exceeding seven days in order to effect any required changes in the Offering Circular or the General

Disclosure Package or in any other documents or arrangements.  As used herein, the term “Initial Purchaser” includes any person substituted for an Initial Purchaser under this Section 10.

SECTION 11.                     Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication.  Notices to the Initial Purchasers shall be directed to the Representative care of Sandler O’Neill & Partners, L.P. 1251 Avenue of the Americas, 6th Floor New York, New York 10020 attention of General Counsel, and notices to the Company shall be directed to it at MB Financial Bank, National Association, 6111 N. River Road, Rosemont, Illinois attention of General Counsel.

SECTION 12.                     No Advisory or Fiduciary Relationship.  The Company acknowledges and agrees that (a) the purchase and sale of the Securities pursuant to this Agreement, including the determination of the initial public offering price of the Securities and any related discounts and commissions, is an arm’s-length commercial transaction between the Company, on the one hand, and the several Initial Purchasers, on the other hand, (b) in connection with the offering of the Securities and the process leading thereto, each Initial Purchaser is and has been acting solely as a principal and is not the agent or fiduciary of the Company or any of its subsidiaries or its stockholders, creditors, employees or any other party, (c) no Initial Purchaser has assumed or will assume an advisory or fiduciary responsibility in favor of the Company with respect to the offering of the Securities or the process leading thereto (irrespective of whether such Initial Purchaser has advised or is currently advising the Company or any of its subsidiaries on other matters) or any other obligation to the Company with respect to the offering of the Securities except the obligations expressly set forth in this Agreement, (d) the Initial Purchasers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company, and (e) the Initial Purchasers have not provided any legal, accounting, financial, regulatory or tax advice with respect to the offering of the Securities and the Company has consulted its own respective legal, accounting, financial, regulatory and tax advisors to the extent it deemed appropriate.

SECTION 13.                     Parties.  This Agreement shall inure to the benefit of and be binding upon each of the Initial Purchasers and the Company and their respective successors.  Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the Initial Purchasers and the Company and their respective successors and the controlling persons, Affiliates, selling agents, partners, officers and directors referred to in Sections 6 and 7 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained.  This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the Initial Purchasers and the Company and their respective successors, and said controlling persons, Affiliates, selling agents, partners, officers and directors and their heirs and legal representatives, and for the benefit of no other person, firm or corporation.  No purchaser of Securities from any Initial Purchaser shall be deemed to be a successor by reason merely of such purchase.

SECTION 14.                     Trial by Jury.  Each of the Company (on its behalf and, to the extent permitted by applicable law, on behalf of its stockholders and affiliates) and the Initial Purchasers hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

SECTION 15.                     GOVERNING LAW.  THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF, THE STATE OF NEW YORK WITHOUT REGARD TO ITS CHOICE OF LAW PROVISIONS.

SECTION 16.                     Consent to Jurisdiction; Each of the parties hereto agrees that any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby (“Related Proceedings”) shall be instituted in (i) the federal courts of the United States of America located in the City and County of New York, Borough of Manhattan or (ii) the courts of the State of New York located in the City and County of New York, Borough of Manhattan (collectively, the “Specified Courts”), and irrevocably submits to the exclusive jurisdiction (except for proceedings instituted in regard to the enforcement of a judgment of any Specified Court (a “Related Judgment”), as to which such jurisdiction is non-exclusive) of the Specified Courts in any such suit, action or proceeding.  Service of any process, summons, notice or document by mail to such party’s address set forth above shall be effective service of process for any suit, action or proceeding brought in any Specified Court.  Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any suit, action or proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any Specified Court that any such suit, action or proceeding brought in any Specified Court has been brought in an inconvenient forum.

SECTION 17.                     TIME. TIME SHALL BE OF THE ESSENCE OF THIS AGREEMENT. EXCEPT AS OTHERWISE SET FORTH HEREIN, SPECIFIED TIMES OF DAY REFER TO NEW YORK CITY TIME.

SECTION 18.                     Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

SECTION 19.                     Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction hereof.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement between the Initial Purchasers and the Company in accordance with its terms.

Very truly yours,

MB FINANCIAL BANK, NATIONAL ASSOCIATION

By	:/s/ Randall T. Conte
Title: Executive Vice President, Chief Financial Officer and Chief Operating Officer

CONFIRMED AND ACCEPTED,
as of the date first above written:

SANDLER O’NEILL & PARTNERS, L.P.

For Itself and as Representative of the Other Initial Purchasers named in Schedule A hereto

By: Sandler O’Neill & Partners Corp., the sole general partner

By:	/s/ William E. Burgess III
Name: William E. Burgess III
Title: An Officer of the Corporation

SCHEDULE A

Initial Purchasers	Principal Amount of Securities to be Purchased
Sandler O’Neill & Partners, L.P.	$148,750,000.00
Goldman & Sachs Co. LLC	$13,125,000.00
U.S. Bancorp Investments, Inc.	$8,750,000.00
Brean Capital, LLC	$4,375,000.00
Total	$175,000,000.00

Sch A

SCHEDULE B

Additional Company Offering Documents

•                  Investor Presentation, dated November 13, 2017, of the Company

•                  Press Release, dated November 13, 2017, of the Company regarding public announcement of the offering of the Securities

Sch B

SCHEDULE C

Final Term Sheet

[See attached]

Sch C

MB Financial Bank, National Association

Term Sheet

$175,000,000

4.00% Fixed-to-Floating Rate Subordinated Notes due 2027

This term sheet supplements the Preliminary Offering Circular dated November 13, 2017 (the “Preliminary OC”). To the extent that information in this term sheet is inconsistent with the information contained in the Preliminary OC, the information in this term sheet will apply and supersede the information in the Preliminary OC

Issuer:	MB Financial Bank, National Association (the “Issuer” or the “Bank”), a wholly-owned bank subsidiary of MB Financial, Inc. (“MB Financial”)

Securities Offered:	4.00% Fixed-to-Floating Rate Subordinated Notes due 2027 (the “Subordinated Notes”)

Security Type:	§3(a)(2) exempt securities offered pursuant to the regulations of the Office of the Comptroller of the Currency at 12 C.F.R § 16.6

Aggregate Principal Amount:	$175,000,000

Rating:	Kroll Bond Rating Agency: A- / Egan-Jones Ratings Company: A-

A securities rating reflects only the view of a rating agency and is not a recommendation to buy, sell or hold the Subordinated Notes. Any rating may be subject to revision upward or downward or withdrawal at any time by a rating agency if such rating agency decides that circumstances warrant that change. Each rating should be evaluated independently of any other rating. No report of any rating agency is being incorporated herein by reference.

Trade Date:	November 14, 2017

Settlement Date:	November 16, 2017 (T+2)

Maturity:	December 1, 2027

Reference Benchmark:	UST 2.25% due November 15, 2027

Reference Benchmark Yield:	2.381%

Spread to Benchmark:	161.9 basis points

Yield to Investors:	4.00%

Price to Public:	100%

Interest Rate:

4.00% per annum, from and including the Settlement Date to but excluding December 1, 2022, payable semi-annually in arrears. From and including December 1, 2022 to the maturity date or early redemption date, the interest rate shall reset quarterly to an interest rate per annum equal to the then current three-month LIBOR (provided, however, that in the event the three-month LIBOR is less than zero, the three-month LIBOR shall be deemed to be zero) plus 187.3 basis points, payable quarterly in arrears.

Interest Payment Dates:

Interest on the Subordinated Notes will be payable semi-annually in arrears on June 1 and December 1 of each year through December 1, 2022, and thereafter quarterly in arrears on March 1, June 1, September 1, and December 1 of each year through the maturity date or early redemption date. The first interest payment will be made on June 1, 2018.

Day Count Convention:	30/360 to but excluding December 1, 2022, and, thereafter, a 360-day year and the number of days actually elapsed.

Optional Redemption:

The Bank may, at its option, subject to obtaining any required regulatory approval, beginning with the Interest Payment Date of December 1, 2022 and on any scheduled Interest Payment Date thereafter, redeem the Subordinated Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Subordinated Notes to be redeemed plus accrued and unpaid interest to, but excluding, the date of redemption. Any partial redemption will be made pro rata among all of the holders.

Special Event Redemption:

The Subordinated Notes are redeemable by the Bank, in whole but not in part, at any time, including prior to December 1, 2022, subject to obtaining any required regulatory approval, if: (i) a change or prospective change in law occurs that could prevent the Bank from deducting interest payable on the Subordinated Notes for U.S. Federal income tax purposes, (ii) as a result of any amendment to, or change (including any announced prospective change) in, applicable laws and regulations, or any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, in either case which becomes effective or is announced on or after the date of original issuance of the Subordinated Notes, there is more than an insubstantial risk that the Bank will not be entitled to treat the Subordinated Notes as Tier 2 capital for regulatory capital purposes; or (iii) the Bank is required to register as an investment company under the Investment Company Act of 1940, as amended, in each case, at a redemption price equal to 100% of the principal amount of the Subordinated Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption.

Denominations:	$250,000 and integral multiples of $1,000 in excess thereof.

Ranking:

The Subordinated Notes will be unsecured, subordinated obligations of the Bank and will: (i) rank junior in right of payment to all of its existing and future senior indebtedness, whether secured or unsecured, including claims of depositors and general creditors and obligations under banker’s acceptances and letters of credit; (ii) rank equally in right of payment with any unsecured, subordinated indebtedness that it incurs in the future that rank equally with the Subordinated Notes; (iii) rank senior in right of payment to any indebtedness the terms of which provide that such indebtedness ranks junior to the Subordinated Notes; and (iv) be structurally subordinated to all existing and future indebtedness and liabilities of the Bank’s existing and future subsidiaries.

The Subordinated Notes will not contain any limitation on the amount of debt, deposits or other obligations, secured and unsecured, ranking senior or equal in priority to the indebtedness evidenced by the Subordinated Notes that the Bank may incur hereafter.

CUSIP/ISIN:	55266C XM3 / US55266CXM36

Use of Proceeds:	The Bank intends to use the net proceeds of the offering for general corporate purposes.

Sole Book-Running Manager:	Sandler O’Neill & Partners, L.P.

Co-Managers:	Goldman Sachs & Co. LLC
US Bancorp Investments, Inc.
Brean Capital, LLC

Offering Restrictions:

The Subordinated Notes have not been, and will not be, registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Subordinated Notes are being offered and sold in reliance upon an exemption provided by Section 3(a)(2) of the Securities Act and pursuant to the regulations of the Office of the Comptroller of the Currency at 12 C.F.R § 16.6. The Subordinated Notes will be offered and sold only “accredited investors” within the meaning of subparagraph (a)(1), (2), (3) or (7) of Rule 501 under the Securities Act, and each beneficial owner of a Subordinated Note will be required to hold a beneficial interest of $250,000 principal amount or any integral multiple of $1,000 in excess thereof in the Subordinated Notes.

Absence of a Public Market:

The Bank does not intend to list the Subordinated Notes on any securities exchange or have the Subordinated Notes quoted on any quotation system. Currently, there is no public market for the Subordinated Notes and none is expected to develop in the future.

Concurrent Offering:

Concurrently with this offering, the Bank’s parent company, MB Financial, is conducting a public offering of depositary shares, each representing a 1/40th interest in a share of Fixed-Rate Rate Series C Noncumulative Perpetual Preferred Stock of MB Financial.

Other information (including financial information) presented in the Preliminary Offering Circular is deemed to have changed to the extent effected by the changes described in this Pricing Term Sheet.

This material is strictly confidential and has been prepared solely for use in connection with the proposed offering of the Subordinated Notes described in the Preliminary Offering Circular. This material is personal to each offeree and does not constitute an offer to any other person or the public generally to subscribe for or otherwise acquire the securities. This material does not purport to be a complete description of the securities or the offering. Before you invest, you should read the Preliminary Offering Circular, including the documents incorporated by reference therein, for more complete information about the Bank and the offering.

The Subordinated Notes have not been, and are not required to be, registered under the Securities Act or any state securities laws, and are being offered and sold in reliance upon an exemption from registration under Section 3(a)(2) of the Securities Act and pursuant to the regulations of the Office of the Comptroller of the Currency at 12 C.F.R § 16.6. This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor will there be any offer or sale of any securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful.

The Subordinated Notes are not savings accounts or deposits of any bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or public or private insurer.  The Subordinated Notes are subject to investment risk, including possible loss of principal.

The Subordinated Notes are issued by the Bank and are not obligations of, or guaranteed by, the Bank’s parent company, MB Financial, or any other affiliate of the Bank.